GulfMark to Present Webcast on Company

August 27, 2007 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) announced today that it will make a webcast presentation on the Company to interested analysts and investors on Tuesday, August 28, 2007 at 1:00 P.M. EDT.  Edward Guthrie, the Company’s Executive V.P. – Finance and CFO, will make the presentation.

Interested parties should join the call through the following:

What:	InformedInvestors.com Presentation
When:	August 28, 2007 @ 1:00 PM Eastern
Where:	http://www.investorcalendar.com/ClientPage.asp?ID=120295
How:	Live over the Internet -- Simply log on to the web at the address above.
Contact:	Mary Kutka, 713-963-9522, mary.kutka@gulfmarkoffshore.com

If you are unable to participate during the live webcast, the call will be available for replay at http://www.investorcalendar.com/ClientPage.asp?ID=120295 or http://www.investorcalendar.com/

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:	Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail: Rusty.Bay@GulfMark.com
Phone: (713) 963-9522

Edward A. Guthrie, Executive Vice President – Finance & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

Certain statements and answers to questions during the company’s presentation and projections shown on the company’s slide presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements made during the presentation or projections depicted on the company’s slide presentation should not be regarded as representations that the projected outcomes can or will be achieved.